                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

VIASOURCE COMMUNICATIONS, INC. RECEIVES NASDAQ DELISTING NOTICE; REQUESTS HEARING TO APPEAL

FT. LAUDERDALE, FL, JULY 25, 2001 - Viasource Communications, Inc. (Nasdaq:
VVVV), a leading, nationwide enabler of broadband technologies to residential and commercial customers, today announced it has received a notice from the Listing Qualifications unit of the Nasdaq Stock Market that its common stock is subject to delisting, pending the outcome of the hearing described below. The delisting determination was based on the failure of Viasource's common stock to maintain a $1.00 minimum bid price as required under Nasdaq Rule 4450(a)(5). Viasource intends to request an oral hearing before the Nasdaq Listing Qualifications Panel to appeal this decision and seek continued listing. When Nasdaq receives the hearing request, the delisting of the common stock will be automatically stayed pending the outcome of the hearing. The common stock of Viasource will continue to trade on the Nasdaq National Market under the symbol "VVVV," pending the outcome of these proceedings.

         While there can be no assurance that the Listing Qualifications Panel will grant Viasource's request for continued listing, Viasource is actively pursuing measures to regain compliance with the minimum bid price requirement. Specifically, as previously disclosed, Viasource is reviewing restructuring alternatives and is actively engaged in debt and equity capital raising efforts.

         "This action from Nasdaq is not surprising, given market conditions," said Craig A. Russey, Viasource's President and CEO. "We are prepared to appeal the decision through the proper channels at the Nasdaq Stock Market. I believe that we will present a compelling case to the Listing Qualifications Panel when our appeal is heard."

ABOUT VIASOURCE

         Viasource (www.viasource.net) is a leading independent enabler of advanced broadband and other wired and wireless communications technologies to residential and commercial customers in the United States. The company provides outsourced installation, fulfillment, maintenance and support services to leading cable operators, direct broadcast satellite operators and other broadband Internet access providers, including DSL and fixed wireless companies. The Company also provides network integration and installation services to a variety of other companies. The Company's services are focused on the "last mile," defined as the segment of communications that connects the residence or commercial customer. The Company is the only provider of these services with a nationwide footprint, currently employing over 2,300 highly trained technicians located in over 180 offices in 44 states.

         Some of the statements in this press release, including statements regarding Viasource's business strategy and expectations, plans for growth and business relationships, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties, which could cause Viasource's actual results to differ materially from those anticipated in such statements. Factors that could cause such results to differ include Viasource's limited operating history, competitive pricing pressures in Viasource's industry, provisions in Viasource's agreements with clients that permit cancellation on short notice and other factors discussed in Viasource's filings with the Securities and Exchange Commission ("SEC"), including the "Business Risk Factors" section of Viasource's Annual Report on Form 10-K for the fiscal year ended December 30, 2000. Viasource does not assume any obligation to update any such forward-looking statements.

                                       ###

Viasource Investor Contact: Joanne G. Verkuilen, 800-683-0253 x3559 JVERKUILEN@VIASOURCE.NET



                                     Page 2